Exhibit 5.3
Consent of Fasken Martineau DuMoulin LLP
We hereby consent to the use of our name in the registration statement on Form F-10 filed by Northgate Minerals Corporation on May 16, 2008, as such may thereafter be amended or supplemented, and in the prospectus contained therein, on the face page and under the headings “Description of Debt Securities”, “Legal Matters”, “Interest of Experts”, “Documents Filed as Part of the Registration Statement” and “Enforceability of Civil Liabilities”. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.
Dated at Toronto, Ontario, this 16th day of May, 2008.
/s/ Fasken Martineau DuMoulin LLP

Fasken Martineau DuMoulin LLP